Utz Brands Reports Fourth Quarter and Full Year 2024 Results

Hanover, PA – February 20, 2025 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap value Staples equity, today reported financial results for the Company’s fiscal fourth quarter and full year ended December 29, 2024.

4Q’24 Summary(1)
•Net Sales of $341.0 million
•Organic Net Sales flat; Branded Salty Snacks increased 2.9%
•Gross Profit Margin expansion of 230bps
•Adjusted Gross Profit Margin expansion of 230bps
•Net Income of $2.1 million
•Adjusted EBITDA increased 7.5% to $53.1 million
•Adjusted Net Income increased 41.5% to $32.4 million
•Diluted Earnings Per Share of $0.03
•Adjusted Earnings Per Share increased 37.5% to $0.22

FY’24 Summary(2)
•Net Sales of $1,409.3 million
•Organic Net Sales increased 1.3%; Branded Salty Snacks increased 3.7%
•Gross Profit Margin expansion of 340bps
•Adjusted Gross Profit Margin expansion of 260bps
•Net Income of $30.7 million
•Adjusted EBITDA increased 6.9% to $200.2 million
•Adjusted Net Income increased 35.7% to $110.3 million
•Diluted Earnings Per Share of $0.19
•Adjusted Earnings Per Share increased 35.1% to $0.77

FY’25 Outlook Highlights(3)
•Low-single digit Organic Net Sales Growth
•6% to 10% Adjusted EBITDA Growth
•10% to 15% Adjusted Earnings Per Share Growth

(1) All comparisons for the fourth quarter of 2024 are compared to the fourth quarter ended December 31, 2023.
(2) All comparisons for the full fiscal year 2024 are compared to the full fiscal year ended December 31, 2023.
(3) See “Fiscal Year 2025 Outlook” below for certain assumptions and disclaimers regarding our Fiscal Year 2025 Outlook.
“In 2024, our Branded Salty Snacks delivered strong Organic Net Sales growth of nearly 4%, while we continued to carefully manage low-margin partner brands, private label, and non-salty snacks. We also met or exceeded our goals for volume share of the Salty Snack category which allowed us to partially offset the category softness as the year progressed. Finally, we exceeded our goals of Adjusted EBITDA Margin, Adjusted Earnings Per Share, and Net Leverage,“ said Howard Friedman, Chief Executive Officer of Utz.

Mr. Friedman continued, “Looking ahead to 2025, our strong productivity cost savings driven by our network optimization and increased capital investments gives us the flexibility to build our brands, address consumer value needs, and expand our margins. Moreover, we are accelerating our investments to drive faster share growth in our Expansion geographies while ensuring we hold share in our Core. Importantly, our 2025 outlook positions us well to deliver or exceed our fiscal 2026 bottom-line financial goals.”

Fourth Quarter 2024 Results

Fourth quarter net sales of $341.0 million compared to $352.1 million in the prior year period. The divestiture of the R.W. Garcia® and Good Health® brands impacted net sales by (3.2)%. Organic Net Sales were comparable to last year led by favorable volume/mix of 0.2% partially offset by lower net price realization of (0.2)%. Branded Salty Snacks(1) Organic Net Sales increased 2.9% led by our Power Four Brands, which was offset by an (18.2)% decline in Non-Branded & Non-Salty Snacks(1) primarily due to declines in Partner Brands and Dips & Salsas.

For the 13-week period ended December 29, 2024, the Company’s Branded Salty Snacks retail sales, as measured by Circana MULO+ w/Convenience, increased by 0.9% versus the prior-year period compared to a (0.1)% decline for the Salty Snack category. The Company’s Power Four Brands of Utz®, On The Border®, Zapp’s® and Boulder Canyon® increased by 2.6%. The Company’s retail volumes increased by 2.2% compared to a (0.3%) decline for the Salty Snack category, and the Company drove volume share gains in both its Core and Expansion geographies while finishing the year with household penetration in the Salty Snack category at an all-time high.

Gross profit margin of 35.0% expanded 230bps compared to 32.7% in the prior year period. Adjusted Gross Profit Margin of 39.4% expanded 230bps compared to 37.1% in the prior year period. These increases were driven by benefits from productivity and favorable sales volume/mix, which more than offset supply chain cost inflation, investments to support the Company’s productivity initiatives, and disciplined promotional investments.

Selling, Distribution, and Administrative Expenses (“SD&A Expenses”) were $111.7 million or 32.8% of net sales, compared to $107.1 million or 30.4% of net sales in the prior-year period. Adjusted SD&A Expenses were $81.6 million or 23.9% of net sales, compared to $81.3 million or 23.1% of net sales in the prior-year period. The increase as a percentage of net sales was primarily due to higher people, selling, and delivery costs to support growth.

The Company reported net income of $2.1 million compared to a net loss of $(33.2) million in the prior-year period. The change in net income was primarily due to an increase in the gain on the remeasurement of the warrant liability of $29.9 million. Adjusted Net Income in the quarter increased 41.5% to $32.4 million compared to $22.9 million in the prior-year period. Adjusted Earnings Per Share increased 37.5% to $0.22 compared to $0.16 in the prior-year period. The Adjusted Earnings Per Share growth in the fourth quarter was the result of operating earnings growth, lower Core Depreciation and Amortization Expense, and lower interest expense as a result of increased long-term debt repayment.

Adjusted EBITDA increased 7.5% to $53.1 million, or 15.6% as a percentage of net sales, compared to $49.4 million, or 14.0% as a percentage of net sales, in the prior-year period. The Adjusted EBITDA Margin improvement was driven by Adjusted Gross Margin expansion partially offset by an increase in Adjusted SD&A Expense as percentage of net sales.

(1) See “Other Defined Terms” for definitions of net sales components.

Balance Sheet and Cash Flow Highlights

•As of December 29, 2024
◦Total liquidity of $214.8 million, consisting of cash on hand of $56.1 million and $158.7 million available under the Company’s revolving credit facility.
◦Net debt of $727.3 million resulting in a Net Leverage Ratio of 3.6x based on trailing twelve months Normalized Adjusted EBITDA of $200.2 million.

•For the 52-weeks ended December 29, 2024
◦Cash flow provided by operations was $106.2 million, which reflects strong working capital performance in the second half of the year. In addition, cash flow from operations also includes an approximately $30 million negative impact from the sale of Good Health® and R.W. Garcia®, and the related divestitures of the Company’s five manufacturing facilities.
◦Capital expenditures were $98.6 million, and dividends and distributions paid were $40.1 million.

Fiscal Year 2025 Outlook

For the fiscal year 2025, the Company expects:

•Organic Net Sales growth of low-single digits led by continued Branded Salty Snacks growth, particularly the Power Four Brands, and less decline in Non-Branded & Non-Salty Snacks.

•Adjusted EBITDA growth of 6% to 10% and Adjusted EBITDA margin expansion of approximately 100bps, led by Adjusted Gross Margin expansion fueled by strong productivity cost savings and improved product mix.

•Adjusted Earnings per Share growth of 10% to 15% led by increased operating earnings and lower interest expense.
The Company also expects:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) in the range of 17% to 19%;
•Interest expense of approximately $43 million;
•Capital expenditures in the range of $90 to $100 million with the majority focused on building increased manufacturing network capacity and delivering accelerated productivity savings; and
•Net Leverage Ratio approaching 3x at year-end fiscal 2025.

Quantitative reconciliations are not available for the forward-looking non-GAAP financial measures used herein without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Organic Net Sales, Adjusted EBITDA, Net Leverage Ratio, normalized GAAP basis tax expense, excluding one-time items, and Adjusted Earnings Per Share, respectively. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company has also posted a pre-recorded management discussion of its fourth quarter results to its website at https://investors.utzsnacks.com. In addition, the Company will host a live question and answer session with analysts at 7:15 a.m. Eastern Time today. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast. Participants can also dial in over the phone by calling 1-888-596-4144. The Event Plus passcode is 3860587. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.

After a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the Company’s website or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its Investor Relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s Investor Relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick
Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal”, “on track” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, including outlook for fiscal 2025, plans related to the transformation of the Company’s supply chain, the Company’s product mix, the Company’s ability to reduce debt, and the anticipated interest expense savings from the repricing of the $630 million Term Loan; the estimated or anticipated future results and benefits of the Company’s future plans and operations; the Company’s cost savings plans and the Company’s logistics optimization efforts; the estimated or anticipated future results and benefits of the Company’s plans and operations; the effects of inflation or supply chain disruptions on the Company or its business; the benefits of the Company’s productivity initiatives; the effects of the Company’s marketing and innovation initiatives; the Company’s future capital structure; future opportunities for the Company’s growth; statements regarding the Company’s projected balance sheet and liabilities, including net leverage; and other statements that are not historical facts.

These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Some factors that could cause actual results to differ include, without limitation: the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in pricing of raw materials, retail customer requirements and mix, sales velocities, and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control, including changes in consumer spending due to factors such as increasing household debt; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively, particularly in the Company’s “expansion geographies”; costs associated with building brand loyalty and interest in the Company’s products which may be affected by actions by the Company’s competitors that result in the Company’s products not being suitably differentiated from the products of their competitors; consolidation of key suppliers of the Company; any inability of the Company to adopt efficiencies into its manufacturing processes, including automation and labor optimization, its network, including through plant consolidation and lowest landed cost for shipping its products, or its logistics operations; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business, or competitive factors; the risk that recently completed business combinations and other acquisitions recently completed by the Company or dispositions disrupt plans and operations; the ability of the Company to recognize the anticipated benefits of such business combinations, acquisitions, or dispositions, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such business combinations, acquisitions, or dispositions; changes in applicable law or regulations

(including tariffs); costs related to any planned business combinations, acquisitions, or dispositions; the ability of the Company to develop and maintain effective internal controls; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2023, and other reports filed by the Company with the Commission. Forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identifies trends in our underlying operating results, and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (“GAAP”) and may exclude items that are significant to understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations, earnings per share or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP measures reported, should not be considered replacements for, or superior to, the GAAP measures, and may not be comparable to similarly named measures used by other companies. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. We believe that these non-GAAP financial measures provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date when considered with both the GAAP results and the reconciliations to the most comparable GAAP measures, and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which items of expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•Adjusted Earnings Before Tax
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)

•Normalized Adjusted EBITDA
•Effective Normalized Tax Rate
•Net Leverage Ratio

Organic Net Sales is defined as net sales excluding the impacts of acquisitions, divestitures and independent operator (“IO”) route conversions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit Margin on Net Sales.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, Distribution, and Administrative Expense excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative Margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to fair value adjustments on property, plant, and equipment, and definite-lived intangibles relate to business combinations recorded in prior periods. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income, and expense relating to IO loans and certain non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Before Tax is defined as Adjusted Net Income before normalized GAAP basis tax expense.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined above) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members are converted to Class A Common Stock.

EBITDA is defined as Net Income Before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash adjustments and/or other cash adjustment items, such as stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by companies in this industry. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA Margin on Net Sales.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA for certain acquisitions and dispositions from time to time.

Effective Normalized Tax Rate is defined as normalized GAAP basis tax expense, which excludes one-time items, divided by Adjusted Earnings before Tax.

Net Leverage Ratio is defined as Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Other Defined Terms:

Branded Salty Snacks is defined as Power Four Brands and Other Brands. Power Four Brands include the Utz® brand, On The Border®, Zapp’s®, and Boulder Canyon®. Other Brands include Golden Flake®, TORTIYAHS!®, Hawaiian®, Bachman®, Tim’s Cascade®, Dirty Potato Chips®, TGI Fridays® and strong regional snacking brands, such as Golden Flake® Chips and Cheese, and Vitner's®.

Non-Branded & Non-Salty Snacks is defined as partner brands, private label, co-manufacturing for which we are the manufacturer, Utz branded non-salty snacks such as On The Border® Dips and Salsa, and sales not attributable to specific brands.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended December 29, 2024 and December 31, 2023
(In thousands, except share information)
(Unaudited)

(in thousands)	Thirteen weeks ended December 29, 2024	Thirteen weeks ended December 31, 2023
Net sales	$341,045	$352,099
Cost of goods sold	221,618	236,771
Gross profit	119,427	115,328

Selling, distribution and administrative expenses
Selling and distribution	78,565	71,035
Administrative	33,146	36,041
Total selling, distribution, and administrative expenses	111,711	107,076

(Loss) gain on sale of assets, net	(480)	1,925

Income from operations	7,236	10,177

Other income (expense)
Interest expense	(8,231)	(15,656)
Other income	899	787
Gain (loss) on remeasurement of warrant liability	15,552	(14,328)
Other income (expense), net	8,220	(29,197)

Income (loss) before income taxes	15,456	(19,020)
Income tax expense	13,335	14,192
Net income (loss)	2,121	(33,212)

Net loss attributable to noncontrolling interest	193	5,533
Net income (loss) attributable to controlling interest	$2,314	$(27,679)

Earnings (loss) per share of Class A Common Stock: (in dollars)
Basic	$0.03	$(0.34)
Diluted	$0.03	$(0.34)
Weighted-average shares of Class A Common Stock outstanding:
Basic	83,119,960	81,142,952
Diluted	86,685,475	81,142,952

Net income (loss)	$2,121	$(33,212)
Other comprehensive (loss) gain:
Change in fair value of interest rate swap	5,476	(16,837)
Comprehensive income (loss)	7,597	(50,049)
Net comprehensive (income) loss attributable to noncontrolling interest	(2,052)	12,646
Net comprehensive income (loss) attributable to controlling interest	$5,545	$(37,403)

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the fiscal years ended December 29, 2024 and December 31, 2023
(In thousands, except share information)
(Unaudited)

(in thousands)	For the Fiscal Year Ended December 29, 2024	For the Fiscal Year Ended December 31, 2023
Net sales	$1,409,281	$1,438,237
Cost of goods sold	914,504	981,751
Gross profit	494,777	456,486

Selling, distribution and administrative expenses
Selling and distribution	306,151	273,923
Administrative	129,642	159,196
Total selling, distribution, and administrative expenses	435,793	433,119

Loss on sale of assets, net	(78)	(7,350)

Income from operations	58,906	16,017

Other income (expense)
Gain on sale of business	44,015	—
Interest expense	(44,862)	(60,590)
Loss on debt extinguishment	(1,273)	—
Other income	2,457	3,066
Gain on remeasurement of warrant liability	10,224	2,232
Other income (expense), net	10,561	(55,292)

Income (loss) before income taxes	69,467	(39,275)
Income tax expense	38,730	757
Net income (loss)	30,737	(40,032)

Net (income) loss attributable to noncontrolling interest	(14,763)	15,095
Net income (loss) attributable to controlling interest	$15,974	$(24,937)

Earnings (loss) per share of Class A Common Stock: (in dollars)
Basic	$0.19	$(0.31)
Diluted	$0.19	$(0.31)
Weighted-average shares of Class A Common Stock outstanding:
Basic	82,102,876	81,081,458
Diluted	85,433,980	81,081,458

Net income (loss)	$30,737	$(40,032)
Other comprehensive (loss) gain:
Change in fair value of interest rate swap	(7,478)	(13,543)
Comprehensive income (loss)	23,259	(53,575)
Net comprehensive (income) loss attributable to noncontrolling interest	(11,653)	20,819
Net comprehensive income (loss) attributable to controlling interest	$11,606	$(32,756)

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
December 29, 2024 and December 31, 2023
(In thousands, except per share information)
(Unaudited)

	As of December 29, 2024	As of December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$56,138	$52,023
Accounts receivable, less allowance of $3,267 and $2,933, respectively	119,867	135,130
Inventories	101,362	104,666
Prepaid expenses and other assets	35,269	30,997
Current portion of notes receivable	4,622	5,237
Total current assets	317,258	328,053
Non-current Assets
Assets held for sale	—	7,559
Property, plant and equipment, net	345,210	318,881
Goodwill	870,695	915,295
Intangible assets, net	996,510	1,063,413
Non-current portion of notes receivable	9,192	12,413
Other assets	189,547	101,122
Total non-current assets	2,411,154	2,418,683
Total assets	$2,728,412	$2,746,736
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$16,097	$21,086
Current portion of other notes payable	6,917	7,649
Accounts payable	150,927	124,361
Accrued expenses and other	78,281	77,590
Current portion of warrant liability	33,048	—
Total current liabilities	285,270	230,686
Non-current portion of term debt	752,484	878,511
Non-current portion of other notes payable	14,985	19,174
Non-current accrued expenses and other	164,185	76,720
Non-current warrant liability	—	43,272
Deferred tax liability	123,744	114,690
Total non-current liabilities	1,055,398	1,132,367
Total liabilities	1,340,668	1,363,053
Commitments and contingencies
Equity
Members' equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 83,537,542 and 81,187,977 shares issued and outstanding as of December 29, 2024 and December 31, 2023, respectively.	8	8
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 57,349,000 and 59,349,000 shares issued and outstanding as of December 29, 2024 and December 31, 2023, respectively.	6	6
Additional paid-in capital	988,510	944,573
Accumulated deficit	(304,663)	(298,049)
Accumulated other comprehensive income	18,590	22,958
Total stockholders’ equity	702,451	669,496
Noncontrolling interest	685,293	714,187
Total equity	1,387,744	1,383,683
Total liabilities and equity	$2,728,412	$2,746,736

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal years ended December 29, 2024 and December 31, 2023
(In thousands)
(Unaudited)

	For the Fiscal Year Ended December 29, 2024	For the Fiscal Year Ended December 31, 2023
Cash flows from operating activities
Net income (loss)	$30,737	$(40,032)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment and other charges	—	12,575
Depreciation and amortization	70,940	79,488
Gain on sale of business	(44,015)	—
Gain on remeasurement of warrant liability	(10,224)	(2,232)
Loss on sale of assets	78	7,350
Share-based compensation	18,295	17,069
Loss on debt extinguishment	1,273	—
Deferred income taxes	14,145	(8,938)
Amortization of deferred financing costs	3,154	1,556
Changes in assets and liabilities:
Accounts receivable, net	6,782	1,855
Inventories	(4,628)	12,652
Prepaid expenses and other assets	(103,459)	(14,433)
Accounts payable and accrued expenses and other	123,088	9,730
Net cash provided by operating activities	106,166	76,640
Cash flows from investing activities
Purchases of property and equipment	(98,639)	(55,724)
Purchases of intangibles	(9,220)	—
Proceeds from sale of property and equipment	26,640	9,539
Proceeds from sale of business	167,500	—
Proceeds from sale of routes	26,658	28,665
Proceeds from the sale of IO notes	4,912	5,405
Proceeds from insurance claims for capital investments	—	1,700
Notes receivable, net	(42,890)	(38,077)
Net cash provided by (used in) investing activities	74,961	(48,492)
Cash flows from financing activities
Borrowings on line of credit	114,500	71,000
Repayments on line of credit	(114,699)	(70,632)
Borrowings on term debt and notes payable	39,112	13,113
Repayments on term debt and notes payable	(173,742)	(29,211)
Payment of debt issuance cost	(733)	(656)
Payments of tax withholding requirements for employee stock awards	(1,397)	(589)
Dividends paid	(21,724)	(18,548)
Distribution to noncontrolling interest	(18,329)	(13,532)
Net cash used in financing activities	(177,012)	(49,055)
Net increase (decrease) in cash and cash equivalents	4,115	(20,907)
Cash and cash equivalents at beginning of period	52,023	72,930
Cash and cash equivalents at end of period	$56,138	$52,023

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Organic Net Sales

	13-Weeks Ended			52-Weeks Ended
(dollars in millions)	December 29, 2024	December 31, 2023	Change	December 29, 2024	December 31, 2023	Change
Net Sales as Reported	$341.0	$352.1	(3.2)%	$1,409.3	$1,438.2	(2.0)%
Impact of Dispositions	—	(11.1)		—	(44.5)
Impact of IO Conversions	—	—		2.0	—
Organic Net Sales (1)	$341.0	$341.0	—%	$1,411.3	$1,393.7	1.3%
(1) Organic Net Sales excludes the Impact of Dispositions and the Impact of IO Conversions that took place after Q4 2023.

Net Sales Growth Drivers

	13-Weeks Ended December 29, 2024			52-Weeks Ended December 29, 2024
(% change in prior year net sales)	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks(2)	Total	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks(2)	Total
Net Sales as Reported	$303	$38	$341	$1,221	$188	$1,409
Net Sales as Reported Growth Versus Prior Year	2.9%	(33.9)%	(3.2)%	3.6%	(27.4)%	(2.0)%

Volume/mix	3.6%	(20.9)%	0.2%	4.5%	(15.2)%	1.5%
Pricing	(0.7)	2.7	(0.2)	(0.8)	2.9	(0.2)
Organic Net Sales Growth Versus Prior Year	2.9%	(18.2)%	—%	3.7%	(12.3)%	1.3%
Divestiture	—	(15.7)	(3.2)	(0.1)	(15.1)	(3.3)
Net Sales as Reported Growth Versus Prior Year	2.9%	(33.9)%	(3.2)%	3.6%	(27.4)%	(2.0)%
(1) Branded Salty Snacks sales excluding IO unreported sales.
(2) Non-Branded & Non-Salty Snacks including IO unreported sales.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Gross Profit	$119.4	$115.3	$494.8	$456.5
Gross Profit as a % of Net Sales	35.0%	32.7%	35.1%	31.7%
Depreciation and Amortization	6.5	8.0	27.0	33.9
Non-Cash and other cash adjustments (1)	8.5	7.3	18.2	23.2
Adjusted Gross Profit	$134.4	$130.6	$540.0	$513.6
Adjusted Gross Profit as a % of Net Sales	39.4%	37.1%	38.3%	35.7%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business and transformation initiatives, and financing-related costs.

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Selling, Distribution, and Administrative Expense	$111.7	$107.1	$435.8	$433.1
Depreciation and Amortization in SD&A Expense	(11.0)	(11.4)	(43.9)	(45.6)
Non-Cash and other cash adjustments (1)	(19.1)	(14.4)	(51.6)	(61.0)
Adjusted Selling, Distribution, and Administrative Expense	$81.6	$81.3	$340.3	$326.5
Adjusted SD&A Expense as a % of Net Sales	23.9%	23.1%	24.1%	22.7%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business and transformation initiatives, and financing-related costs.
Adjusted Net Income

	13-Weeks Ended			52-Weeks Ended
(dollars in millions, except per share data)	December 29, 2024	December 31, 2023	% Change	December 29, 2024	December 31, 2023	% Change
Net Income (Loss)	$2.1	$(33.2)	106.3%	$30.7	$(40.0)	176.8%
Income Tax Expense	13.3	14.2		38.7	0.8
Income (loss) Before Taxes	15.4	(19.0)		69.4	(39.2)
Deferred Financing Fees	0.4	0.5		3.2	1.6
Acquisition Step-Up Depreciation and Amortization	10.5	11.8		43.5	47.4
Certain Non-Cash Adjustments	6.8	8.5		21.9	50.7
Acquisition, Divestiture and Integration Expense (Benefit)	11.4	(0.1)		(23.1)	8.6
Business and Transformation Initiatives	9.7	11.1		28.1	31.0
Financing-Related Costs	0.1	—		0.4	0.2
Loss on Remeasurement of Warrant Liability	(15.5)	14.4		(10.2)	(2.2)
Other Non-Cash and/or Cash Adjustments (2)	23.4	46.2		63.8	137.3
Adjusted Earnings before Taxes	38.8	27.2		133.2	98.1
Taxes on Earnings as Reported	(13.3)	(14.2)		(38.7)	(0.8)
Income Tax Adjustments(1)	6.9	9.9		15.8	(16.0)
Adjusted Taxes on Earnings	(6.4)	(4.3)		(22.9)	(16.8)
Adjusted Net Income	$32.4	$22.9	41.5%	$110.3	$81.3	35.7%

Average Weighted Basic Shares Outstanding on an As-Converted Basis	140.9	140.5		140.8	140.4
Fully Diluted Shares on an As-Converted Basis	144.5	142.0		144.2	142.7
Adjusted Earnings Per Share	$0.22	$0.16	37.5%	$0.77	$0.57	35.1%

(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business and transformation initiatives, and financing-related costs.

(2) Income Tax Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or cash Adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		52-Weeks Ended
(dollars in millions)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Core D&A - Non-Acquisition-related included in Gross Profit	$4.7	$5.3	$18.4	$22.8
Step-Up D&A - Transaction-related included in Gross Profit	1.8	2.7	8.6	11.1
Depreciation & Amortization - included in Gross Profit	6.5	8.0	27.0	33.9

Core D&A - Non-Acquisition-related included in SD&A Expense	$2.3	2.3	$9.0	9.3
Step-Up D&A - Transaction-related included in SD&A Expense	8.7	9.1	34.9	36.3
Depreciation & Amortization - included in SD&A Expense	11.0	11.4	43.9	45.6

Depreciation & Amortization - Total	$17.5	$19.4	$70.9	$79.5

Core Depreciation and Amortization	$7.0	$7.6	$27.4	$32.1
Step-Up Depreciation and Amortization	$10.5	11.8	$43.5	47.4
Total Depreciation and Amortization	$17.5	$19.4	$70.9	$79.5

EBITDA and Adjusted EBITDA

	13-Weeks Ended				52-Weeks Ended
(dollars in millions)	December 29, 2024	December 31, 2023	% Change		December 29, 2024	December 31, 2023	% Change
Net Income (Loss)	$2.1	$(33.2)	106.3%		$30.7	$(40.0)	176.8%
Plus non-GAAP adjustments:
Income Tax Expense (Benefit)	13.3	14.2			38.7	0.8
Depreciation and Amortization	17.5	19.4			70.9	79.5
Interest Expense, Net	8.3	15.7			44.9	60.6
Interest Income from IO loans(1)	(0.6)	(0.6)			(2.1)	(2.0)
EBITDA	40.6	15.5	161.9%		183.1	98.9	85.1%
Certain Non-Cash Adjustments(2)	6.8	8.5			21.9	50.7
Acquisition, Divestiture and Integration(3)	11.4	(0.1)			(23.1)	8.6
Business Transformation Initiatives(4)	9.7	11.1			28.1	31.0
Financing-Related Costs(5)	0.1	—			0.4	0.2
Gain on Remeasurement of Warrant Liability(6)	(15.5)	14.4			(10.2)	(2.2)
Adjusted EBITDA	$53.1	$49.4	7.5%		$200.2	$187.2	6.9%

Net income (loss) as a % of Net Sales	0.6%	(9.4)%	1000	bps	2.2%	(2.8)%	500	bps
Adjusted EBITDA as a % of Net Sales	15.6%	14.0%	160	bps	14.2%	13.0%	120	bps

1.Interest Income from IO Loans refers to interest income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution. (“Business Transformation Initiatives”). There is a notes payable recorded that mirrors most IO notes receivable, and the interest expense associated with the notes payable is part of the interest expense, net adjustment.
2.Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred $17.6 million and $15.5 million of share-based compensation, which was awarded to associates and directors, and compensation expense associated with the 2020 Omnibus Equity Incentive Plan (the "OEIP") for the fiscal year ended December 29, 2024 and the fiscal year ended December 31, 2023, respectively.
Asset Impairments and Write-Offs — For the fiscal year ended December 31, 2023, the Company recorded an adjustment for a non-cash loss on sale of $13.7 million related to fixed assets for the sale of the Bluffton, Indiana plant, along with $4.7 million related to the termination of the contract that was settled with the sale, and impairments of $12.6 million related to the closure of the Company's manufacturing facilities in Birmingham, Alabama and Gramercy, Louisiana.

Purchase Commitments and Other Adjustments – We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related unrealized gains and losses. The adjustment related to purchase commitment and other adjustments, including cloud computing, were $4.3 million and $4.2 million for the fiscal year ended December 29, 2024 and the fiscal year ended December 31, 2023, respectively.
(3)Adjustment for Acquisition, Divestiture and Integration Costs – This is comprised of consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions, in addition to expenses associated with integrating recent acquisitions. Such expenses were $20.9 million for fiscal year ended December 29, 2024. Such expenses were $9.7 million for the fiscal year ended December 31, 2023, as well as $1.1 million of income for the change of liability associated with the TRA for the fiscal year ended December 31, 2023. Also included for the fiscal year ended December 29, 2024 was a gain of $44.0 million related to the Good Health and R.W. Garcia Sale.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and enterprise planning system transition costs, fall into this category. The Company incurred such costs of $28.1 million for the fiscal year ended December 29, 2024 and $31.0 million for the fiscal year ended December 31, 2023.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains and losses related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the warrants at the time of exercise being recorded as an increase to equity.
Normalized Adjusted EBITDA

	FY 2023						FY 2024
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2023		Q1	Q2	Q3	Q4	FY 2024
Adjusted EBITDA	$40.4	$45.2	$52.1	$49.4	$187.2	(1)	$43.4	$49.7	$54.0	$53.1	$200.2
Pre-Acquisition Adjusted EBITDA(1)	—	—	—	—	—		—	—	—	—	—
Normalized Adjusted EBITDA	$40.4	$45.2	$52.1	$49.4	$187.2	(1)	$43.4	$49.7	$54.0	$53.1	$200.2

(1) Does not total due to rounding.

Net Debt and Leverage Ratio

(dollars in millions)	As of December 29, 2024
Term Loan	$630.3
Real Estate Loan	59.6
ABL Facility	0.2
Equipment loans and Finance Leases(1)	93.2
Deferred Purchase Price	0.1
Gross Debt(2)	783.4
Cash and Cash Equivalents	56.1
Total Net Debt	$727.3

Last 52-Weeks Normalized Adjusted EBITDA	$200.2

Net Leverage Ratio(3)	3.6x

(1) Equipment loans and finance leases include leases accounted for as finance leases under US GAAP and loans for equipment.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. The Company has the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on Normalized Adjusted EBITDA of $200.2 million.